                                                                   Exhibit 99.13
TO OUR SHAREHOLDERS:

------------------------------------------------------------------------------

CGM Mutual Fund increased 24.3% during 1995 compared to the Standard and Poor's 500 Index which returned 37.5% and the Merrill Lynch Master Bond Index which rose 18.5% for the year. During the fourth quarter of 1995, CGM Mutual Fund increased 1.2% while the S&P 500 rose 6.0% and the Merrill Lynch Master Bond Index increased 4.3%.

THE YEAR IN REVIEW AND INVESTMENT OUTLOOK

1995 was a banner year both for the U.S. economy and the securities markets. Favorable trends established the previous year prevailed throughout 1995, almost without exception. We continued to enjoy strong job growth, increased productivity and higher corporate profits combined with moderate inflation as measured by the Consumer Price Index. In November, the CPI stalled at October's level, a positive indicator cited by the Federal Reserve Board as a reason to lower the Federal Funds rate a quarter of a percent on December 19. The economy is slowing and the Federal Reserve Board may well be calling for short-term interest rates to come down in order to stimulate business.

The U.S. business outlook is also influenced by trends in other industrialized nations, many of which are already lowering interest rates in an effort to spark sluggish economies. Such precedent permits U.S. policymakers latitude in reducing domestic short-term rates from current relatively high levels.

While the economic slowing will raise some questions about future corporate profits, those companies with prospects for increased earnings could find that lower rates mean higher stock prices. Last year was a case in point when a surge in corporate profits occurred while long-term interest rates declined producing the sensational equity gains of 1995. Although we expect the combination of further gains in corporate profits and slightly lower interest rates will lead to higher securities markets, we anticipate increases will be more modest and the overall environment, more volatile than that of 1995.

PORTFOLIO STRATEGY

The CGM Mutual Fund portfolio mix remained roughly 25% fixed income securities and 75% common stocks or securities convertible into common stocks during 1995.

A major position in real estate investment trusts was cut back from nearly one quarter of the Fund at the beginning of the year to less than 5% of the portfolio at mid-year where it remains today. Commodity cyclical companies, which constituted more than 20% of the portfolio early in 1995, were eliminated and proceeds from those sales as well as the real estate investment trusts were invested in banks, airlines and technology stocks. The technology stocks were sold later in the year, but the Fund continued to hold major positions in bank and airline stocks at year-end, attesting to a continued positive outlook for these industries.

Fund performance was favorably affected by investments in bank, airline and technology stocks during 1995 and negatively influenced by real estate investment trusts and treasury bills.

The CGM Mutual Fund portfolio is approximately 25% invested in government and corporate bonds with the remainder of holdings in companies with a promising earnings outlook. The three largest company holdings are Chemical Banking Corporation, Citicorp and Northwest Airlines Corporation.


                    /s/ Robert L. Kemp
                        Robert L. Kemp
                        President

                    /s/ G. Kenneth Heebner
                        G. Kenneth Heebner
                        Portfolio Manager
January 10, 1996

    COMPARISONS OF CHANGE IN VALUE OF $10,000 INVESTMENT IN CGM MUTUAL FUND,
         THE UNMANAGED S&P 500, AND THE MERRILL LYNCH MASTER BOND INDEX assuming reinvestment of dividends and capital gains

                         ---------------------------------
                            Average Annual Total Return
                         ---------------------------------
                            1 year    5 year    10 year
                            24.3%     15.4%      13.9%
                         ---------------------------------
                         Past performance is no indication
                                 of future results
                         ---------------------------------

            CGM          Unmanaged      Merrill
          10000.0        10000.0        10000.0
1986      12510.0        11870.0        11520.0
1987      14224.0        12452.0        11797.0
1988      14679.0        14519.0        12740.0
1989      17864.0        19107.0        14549.0
1990      18061.0        18514.0        15873.0
1991      25448.0        24143.0        18397.0
1992      27000.0        25977.0        19795.0
1993      32886.0        28601.0        21775.0
1994      29686.0        28976.0        21165.0
1995      36873.0        39842.0        25081.0

CGM MUTUAL FUND PORTFOLIO MANAGER
--------------------------------------------------------------------------------
G. Kenneth Heebner has managed CGM Mutual Fund since 1981. In 1989, Mr.
Heebner founded Capital Growth Management Limited Partnership with Robert L. Kemp. Prior to establishing the new company, Mr. Heebner was at Loomis, Sayles and Company where he managed the Fund, then known as Loomis-Sayles
Mutual Fund. In addition to CGM Mutual Fund, Mr. Heebner currently manages CGM Capital Development Fund and CGM Realty Fund as well as two other mutual funds. He also co-manages CGM Fixed Income Fund with Janice Saul.

INVESTMENT PERFORMANCE
(unaudited)
------------------------------------------------------------------------------
Total Return for Periods Ended December 31, 1995

                                                                       CGM
                                                                   MUTUAL FUND
                                                                   -----------
10 Years ........................................................    +268.7%
 5 Years ........................................................    +104.3
 1 Year .........................................................    + 24.3
 3 Months .......................................................    +  1.2

The performance data contained in the report represent past performance. The investment return and the principal value of an investment in the Fund will fluctuate so that investors' shares, when redeemed, may be worth more or less than their original cost.

-------------------------------------------------------------------------------
BOARD OF TRUSTEES
PETER O. BROWN
NICHOLAS J. GRANT
G. KENNETH HEEBNER
ROBERT L. KEMP
ROBERT B. KITTREDGE
LAURENS MACLURE
JAMES VAN DYKE QUEREAU, JR.
J. BAUR WHITTLESEY

OFFICERS
ROBERT L. KEMP, President
G. KENNETH HEEBNER, Vice President
LESLIE A. LAKE, Vice President and Secretary
KATHLEEN S. HAUGHTON, Vice President
MARTHA I. MAGUIRE, Vice President
W. DUGAL THOMAS, Vice President
MARY L. STONE, Assistant Vice President
FRANK N. STRAUSS, Treasurer

INVESTMENT ADVISER
CAPITAL GROWTH MANAGEMENT LIMITED PARTNERSHIP
Boston, Massachusetts 02110

TRANSFER AND DIVIDEND PAYING
AGENT AND CUSTODIAN OF ASSETS
STATE STREET BANK AND TRUST COMPANY
Boston, Massachusetts 02102

SHAREHOLDER SERVICING AGENT
FOR STATE STREET BANK AND
TRUST COMPANY
BOSTON FINANCIAL DATA SERVICES, INC.
P.O. Box 8511
Boston, Massachusetts 02266-8511

                                                    CGM MUTUAL FUND
--------------------------------------------------------------------------------------------------------------------------
                                               25 YEAR INVESTMENT RECORD
                                   DECEMBER 31, 1970 -- DECEMBER 31, 1995 (UNAUDITED)
--------------------------------------------------------------------------------------------------------------------------
                             IF YOU HAD PURCHASED ONE SHARE OF THE FUND ON DECEMBER 31, 1970
--------------------------------------------------------------------------------------------------------------------------
                         -- AND HAD TAKEN ALL DIVIDENDS                OR -- HAD REINVESTED ALL DIVIDENDS AND CAPITAL
                           AND DISTRIBUTIONS IN CASH                      GAINS DISTRIBUTIONS IN ADDITIONAL SHARES
                    -----------------------------------------     --------------------------------------------------------
                                       During the Year
                                   You Would Have Received                                  Wnich Would Represent
                                  ---------------------------                           ----------------------------------
                                                                  The Value of                              A Cumulative
                                                                  Your Original                                Change
                  The Asset Value   Per Share      Per Share        Investment               An              Expressed
     On               of Your     Capital Gains      Income           At Each              Annual         As An Index With
  December          Share Would   Distributions     Dividends         Year End          Total Return        December 31,
     31              Have Been         of              of          Would  Have Been          of             1970 = 100.0
--------------------------------------------------------------------------------------------------------------------------
    1970              $13.89                                                                                   100.0
    1971               15.37         $ 0.35          $ 0.41             $16.21             +  16.7             116.7
    1972               16.20           0.35            0.42              17.98             +  10.9             129.4
    1973               14.20           0.42            0.42              16.63             -   7.5             119.7
    1974               10.27           --              0.46              12.51             -  24.8              90.0
    1975               12.44           --              0.43              15.70             +  25.5             113.0
    1976               13.96           --              0.43              18.20             +  15.9             131.0
    1977               12.88           --              0.52              17.45             -   4.1             125.6
    1978               12.83           --              0.65              18.31             +   4.9             131.8
    1979               13.81           --              0.72              20.82             +  13.7             149.9
    1980               14.85           --              0.88              23.90             +  14.8             172.1
    1981               13.90           --              0.97              23.92             +   0.1             172.3
    1982               18.16           --              1.09              33.73             +  41.0             242.9
    1983               18.81           --              1.09              37.07             +   9.9             266.9
    1984               17.01           1.86            0.95              39.41             +   6.3             283.7
    1985               21.53           --              1.08              53.01             +  34.5             381.6
    1986               22.86           2.75            0.94              66.32             +  25.1             477.4
    1987               20.40           4.52            1.06              75.41             +  13.7             542.8
    1988               19.94           --              1.10              77.82             +   3.2             560.2
    1989               22.34           0.95            0.93              94.71             +  21.7             681.8
    1990               21.64           --              0.93*             95.75             +   1.1             689.3
    1991               26.80           2.64            0.97             134.91             +  40.9             971.2
    1992               26.02           1.42            0.93             143.14             +   6.1            1030.4
    1993               28.88           1.93            0.86             174.34             +  21.8            1255.0
    1994               25.05           --              1.04             157.43             -   9.7            1133.3
    1995               29.43           0.89            0.77             195.69             +  24.3            1408.7
                                     ------          ------                                 ------
     Totals                          $18.08          $20.05                                +1308.7
--------------------------------------------------------------------------------------------------------------------------
   *Includes $0.05 per share distributed from paid-in capital.

  The table above covers the period from December 31, 1970 to December 31, 1995. Shares were first offered on November
  5, 1929; the net asset value per share, adjusted for stock splits and dividends, was $8.33.
--------------------------------------------------------------------------------------------------------------------------
The performance data contained in this report represent past performance, which is no guarantee of future results. The investment return on, and the principal value of, an investment in the Fund will fluctuate so that investors' shares, when redeemed, may be worth more or less than their original cost.

                               CGM MUTUAL FUND
-------------------------------------------------------------------------------
INVESTMENTS AS OF DECEMBER 31, 1995
COMMON STOCKS -- 73.4% OF TOTAL NET ASSETS

                                                    SHARES          VALUE(A)
                                                    ------          --------
AEROSPACE -- 4.8%
  Boeing Company ............................       703,000      $ 55,097,625
                                                                 ------------
AIRLINES -- 13.6%
  Northwest Airlines Corporation(b) .........     1,590,000        81,090,000
  UAL Corporation (b) .......................       427,400        76,290,900
                                                                 ------------
                                                                  157,380,900
                                                                 ------------
BANKS -- MONEY CENTER -- 17.2%
  Bankers Trust New York Corporation ........     274,000          18,221,000
  Chemical Banking Corporation ..............   1,580,000          92,825,000
  Citicorp ..................................   1,307,500          87,929,375
                                                                 ------------
                                                                  198,975,375
                                                                 ------------
CHEMICALS -- SPECIALTY -- 10.8%
  IMC Global, Inc. ..........................   1,620,000          66,217,500
  Potash Corporation of Saskatchewan, Inc. ..     820,000          58,117,500
                                                                 ------------
                                                                  124,335,000
                                                                 ------------
DRUGS -- 2.1%
  Eli Lilly & Company .......................      70,000           3,937,500
  Merck & Company, Inc. .....................     300,000          19,725,000
                                                                 ------------
                                                                   23,662,500
                                                                 ------------
FOOD -- RETAILERS/WHOLESALERS -- 5.9%
  Philip Morris Companies, Inc. .............     755,000          68,327,500
                                                                 ------------
FREIGHT TRANSPORTATION -- 3.9%
  Burlington Northern Santa Fe Corporation ..     573,000          44,694,000
                                                                 ------------
MISCELLANEOUS -- 6.6%
  NIKE, Inc. ................................   1,096,000          76,309,000
                                                                 ------------
PERIPHERALS -- 4.3%
  Seagate Technology(b) .....................   1,040,000          49,400,000
                                                                 ------------
REAL ESTATE INVESTMENT TRUSTS -- 4.2%
  Felcor Suite Hotels, Inc. .................   1,763,500          48,937,125
                                                                 ------------
TOTAL COMMON STOCKS (Identified Cost
  $711,171,454) .............................                     847,119,025
                                                                 ------------

                See accompanying notes to financial statements

                               CGM MUTUAL FUND
-----------------------------------------------------------------------------
INVESTMENTS AS OF DECEMBER 31, 1995 (CONTINUED)
BONDS -- 25.4%
                                                 FACE
                                                AMOUNT            VALUE(A)
                                                ------            --------

INDUSTRIAL BONDS -- 4.3%
  Kaiser Aluminum & Chemical Corporation,
    12.75%, 2/01/03 ......................... $20,000,000      $   21,900,000
  Rohr, Inc., 11.625%, 5/15/03 ..............   5,000,000           5,362,500
  Stone Container Corporation,
    9.875%, 2/01/01 .........................  23,000,000          22,367,500
                                                               --------------
                                                                   49,630,000
                                                               --------------
UNITED STATES TREASURY -- 21.1%
  United States Treasury Bonds,
    7.625%, 2/15/25 ......................... 199,616,000         244,092,441
                                                               --------------
TOTAL BONDS (Identified Cost $290,199,718) ..                     293,722,441
                                                               --------------

SHORT-TERM INVESTMENT -- 0.3%
  Chevron Oil Finance Company, 5.75%,
    1/02/96 (Cost $3,210,000) ...............   3,210,000           3,210,000
                                                               --------------
TOTAL INVESTMENTS -- 99.1% (Identified Cost
  $1,004,581,172)(c) ....................................       1,144,051,466
  Cash and Receivables ..................................          91,260,128
  Liabilities ...........................................         (80,872,835)
                                                               --------------
TOTAL NET ASSETS -- 100% ................................      $1,154,438,759
                                                               ==============

(a) See Note 1A.
(b) Non-income producing security.
(c) Federal Tax Information: At December 31, 1995, the net unrealized appreciation on investments based on cost of $1,007,248,965 for Federal income tax purposes was as follows:
    Aggregate gross unrealized appreciation for all
      investments in which there is an excess of value
      over tax cost .....................................        $150,095,980
    Aggregate gross unrealized depreciation for all
      investments in which there is an excess of tax cost
      over value ........................................        (13,293,479)
                                                                 ------------
    Net unrealized appreciation .........................        $136,802,501
                                                                 ============

                See accompanying notes to financial statements

                               CGM MUTUAL FUND
------------------------------------------------------------------------------

STATEMENT OF
ASSETS AND LIABILITIES

December 31, 1995

ASSETS
  Investments at value (Identified cost --
    $1,004,581,172)..........................                 $1,144,051,466
  Cash ......................................                          3,047
  Receivable for:
    Securities sold .........................   $80,910,730
    Shares of the Fund sold .................       827,232
    Dividends and interest ..................     9,519,119       91,257,081
                                                -----------   --------------
                                                               1,235,311,594
                                                              --------------
LIABILITIES
  Payable for:
    Securities purchased ....................  $ 74,370,252
    Shares of the Fund redeemed .............     2,158,579
    Distributions declared ..................     3,201,721       79,730,552
                                               ------------
  Accrued expenses:
    Management fees .........................       668,017
    Trustees' fees ..........................        63,560
    Accounting and Administration ...........         6,667
    Other expenses ..........................       404,039        1,142,283
                                               ------------   --------------
                                                                  80,872,835
                                                              --------------
NET ASSETS ................................................   $1,154,438,759
                                                              ==============
  Net Assets consist of:
    Capital paid-in .......................................   $1,017,636,258
    Accumulated net realized loss .........................       (2,667,793)
    Unrealized appreciation on investments -- net .........      139,470,294
                                                              --------------
NET ASSETS ................................................   $1,154,438,759
                                                              ==============
  Shares of beneficial interest outstanding, no par value .       39,230,204
                                                              ==============
  Net asset value per share* ..............................           $29.43
                                                              ==============
*Shares of the Fund are sold and redeemed at net asset value
 ($1,154,438,759 / 39,230,204).

                See accompanying notes to financial statements

STATEMENT OF OPERATIONS

Year Ended December 31, 1995

INVESTMENT INCOME
  Income
    Dividends (net of withholding tax of $334,123) ..........   $ 17,871,907
    Interest ................................................     20,822,030
                                                                ------------
                                                                  38,693,937
                                                                ------------
  Expenses
    Management fees .........................................      7,637,552
    Trustees' fees ..........................................         63,906
    Accounting and Administration ...........................         80,000
    Custodian ...............................................        185,000
    Transfer agent ..........................................      1,824,000
    Audit and tax services ..................................         35,950
    Legal ...................................................         52,000
    Printing ................................................        132,700
    Registration ............................................        116,050
    Miscellaneous ...........................................         21,846
                                                                ------------
                                                                  10,149,004
                                                                ------------
  Net investment income .....................................     28,544,933
                                                                ------------
REALIZED AND UNREALIZED GAIN ON INVESTMENTS
    Realized gain on investments -- net .....................     64,726,578
    Unrealized appreciation -- net ..........................    149,522,113
                                                                ------------
    Net gain on investments .................................    214,248,691
                                                                ------------
NET INCREASE IN ASSETS FROM OPERATIONS ......................   $242,793,624
                                                                ============

                See accompanying notes to financial statements

                               CGM MUTUAL FUND
--------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS

                                            YEAR ENDED DECEMBER 31,
                                       ----------------------------------
                                         1995                 1994
                                       -------------        -------------
OPERATIONS
  Net investment income ........       $  28,544,933        $  48,443,314
  Net realized gain (loss) from
    investments ................          64,726,578          (34,802,351)
  Unrealized appreciation
    (depreciation) .............         149,522,113         (129,938,895)
                                       -------------        -------------
    Increase (decrease) in net
      assets from operations ...         242,793,624         (116,297,932)
                                       -------------        -------------
DISTRIBUTIONS TO SHAREHOLDERS
  From net investment income ...         (30,206,254)         (43,781,553)
  From net realized gain on
    investment .................         (33,830,922)          --
                                       -------------        -------------
                                         (64,037,176)         (43,781,553)
                                       -------------        -------------
CAPITAL SHARE TRANSACTIONS
  Proceeds from sale of shares .          99,581,131          425,388,301
  Net asset value of shares
    issued in connection with
    reinvestment of:
    Dividends from net
      investment income ........          27,004,558           39,044,764
    Dividends from net realized
      gain .....................          31,302,777           --
                                       -------------        -------------
                                         157,888,466          464,433,065
  Cost of shares redeemed ......        (245,581,485)        (188,093,510)
                                       -------------        -------------
    Increase (decrease) in net
      assets derived from
      capital share transactions         (87,693,019)         276,339,555
                                       -------------        -------------
  Total increase in net assets .          91,063,429          116,260,070

NET ASSETS
  Beginning of period ..........       1,063,375,330          947,115,260
                                       -------------        -------------
  End of the period (including
    undistributed net investment
    income of $0 and $4,784,966,
    respectively) ..............      $1,154,438,759       $1,063,375,330
                                      ==============       ==============
NUMBER OF SHARES OF THE FUND:
  Issued from sale of shares ...           3,595,533           15,228,603
  Issued in connection with
    reinvestment of:
    Dividends from net
      investment income ........             945,112            1,506,420
    Distributions from net
      realized gain ............           1,063,635           --
                                       -------------        -------------
                                           5,604,280           16,735,023
    Redeemed ...................          (8,827,153)          (7,079,826)
                                       -------------        -------------
    Net change .................          (3,222,873)           9,655,197
                                          ==========            =========

                See accompanying notes to financial statements

                               CGM MUTUAL FUND
-------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS
                                                                                     YEAR ENDED DECEMBER 31,
                                                                ----------------------------------------------------------------
                                                                 1995            1994          1993          1992          1991
                                                                ------          ------        ------        ------        ------
For a share of the Fund outstanding throughout each period:
Net asset value at the beginning of period ................     $25.05          $28.88        $26.02        $26.80        $21.64
                                                                ------          ------        ------        ------        ------
Net investment income .....................................       0.73            1.09          0.92          0.93          0.97
Dividends from net investment income ......................      (0.77)          (1.04)        (0.86)        (0.93)        (0.97)
Net realized and unrealized gain (loss) on investments ....       5.31           (3.88)         4.73          0.64          7.80
Distribution from net realized gain .......................      (0.89)           --           (1.81)        (1.42)        (2.64)
Distribution in excess of net realized gain ...............       --              --           (0.12)         --            --
Distribution from paid-in capital .........................       --              --            --            --            --
                                                                ------          ------        ------        ------        ------
Net increase (decrease) in net asset value ................       4.38           (3.83)         2.86         (0.78)         5.16
                                                                ------          ------        ------        ------        ------
Net asset value at end of period ..........................     $29.43          $25.05        $28.88        $26.02        $26.80
                                                                ======          ======        ======        ======        ======
Total Return (%) ..........................................       24.3            -9.7          21.8           6.1          40.9

Ratios:
Operating expenses to average net assets (%) ..............       0.91            0.92          0.93          0.93          0.93
Net investment income to average net assets (%) ...........       2.55            4.39          3.45          3.74          3.80
Portfolio turnover (%) ....................................        291             173            97           121           201
Net assets at end of period (in thousands) ($) ............  1,154,439       1,063,375       947,115       548,630       401,887

                                                          See accompanying notes to financial statements


                               CGM MUTUAL FUND
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- DECEMBER 31, 1995

1.The Fund is a series of CGM Trust which is organized as a Massachusetts business trust under the laws of Massachusetts pursuant to an Agreement and Declaration of Trust. The Trust is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Trust has three other Funds whose financial statements are not presented herein. The Fund's objective is reasonable long-term capital appreciation with a prudent approach to protection of capital from undue risks. Current income is a consideration in the selection of the Fund's portfolio securities, but it is not a controlling factor.

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A. SECURITY VALUATION -- Equity securities are valued on the basis of valuations furnished by a pricing service, authorized by the Board of Trustees, which service provides the last reported sale price for securities listed on a national securities exchange or on the NASDAQ national market system or, if no sale was reported and in the case of over-the-counter securities not so listed, the last reported bid price. Corporate debt securities are valued on the basis of valuations furnished by a pricing service, authorized by the Board of Trustees, which determines valuations for normal, institutional-size trading units of such securities using market information, transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders. United States government debt securities are valued at the current closing bid, as last reported by a pricing service approved by the Board of Trustees. Short-term investments having a maturity of sixty days or less are stated at amortized cost, which approximates value.

                               CGM MUTUAL FUND
------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- CONTINUED

B. SECURITY TRANSACTIONS AND RELATED INVESTMENT INCOME -- Security transactions are accounted for on the trade date (date the order to buy or sell is executed) and dividend income is recorded on the ex-dividend date. Interest income is recorded on the accrual basis. Net gain or loss on securities sold is determined on the identified cost basis.

C. FEDERAL INCOME TAXES -- It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies, and to distribute to its shareholders all of its taxable income and net realized capital gains, within the prescribed time period. Accordingly, no provision for federal income tax has been made.

D. DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS -- Dividends and distributions are recorded by the Fund on the ex-dividend date. The classification of income and capital gains distributions is determined in accordance with income tax regulations. Dividend income received by the Fund from its investment in REITs may be comprised, for tax purposes, of ordinary income, capital gains, and return of capital. These dividends, when distributed by the Fund, are passed through to the Fund's shareholders with these same tax characteristics. For 1995, return of capital and capital gain distributions from REITs totaled $2,067,256 and $99,891, respectively, resulting in a reduction of the Fund's dividend income and an increase in its realized and unrealized gain on investments. Permanent book and tax differences relating to shareholder distributions may result in reclassifications to paid-in capital. Undistributed net investment income, accumulated net investment loss, or distributions in excess of net investment income may include temporary book and tax differences which will reverse in a subsequent period. Any taxable income or gain remaining at fiscal year end is distributed in the following year.

2. PURCHASES AND SALES OF SECURITIES -- For the year ended December 31, 1995, purchases and sales of securities other than United States government obligations and short-term investments aggregated $2,214,583,140 and $2,305,359,349, respectively. Purchases and sales of United States government obligations aggregated $1,158,883,931 and $629,235,111, respectively.

3. A. MANAGEMENT FEES -- During the year ended December 31, 1995, the Fund incurred management fees of $7,637,552, paid or payable to the Fund's investment adviser, Capital Growth Management Limited Partnership
        (CGM), certain officers and directors of which are also officers and trustees of the Fund. The management agreement between the Fund and CGM provides for a fee at the annual rate of 0.75% on the first $200 million of the Fund's average daily net assets, 0.70% of the next $300 million and 0.65% of such assets in excess of $500 million.

    B. OTHER EXPENSES -- CGM performs certain administrative, accounting and other services for the Fund. The expense of those services, which were paid to CGM by the Fund, include the following: (i) expenses for personnel performing bookkeeping, accounting, internal auditing and financial reporting functions and clerical functions relating to the Fund; (ii) expenses for services required in connection with the preparation of registration statements and prospectuses, shareholder reports and notices, proxy solicitation material furnished to shareholders of the Fund or regulatory authorities and reports and questionnaires for SEC compliance; and (iii) registration, filing and other fees in connection with requirements of regulatory authorities. The Accounting and Administration expense of $80,000 is shown separately in the financial statements.

    C. TRUSTEES FEES AND EXPENSES -- The Fund does not pay any compensation directly to its officers or to any trustees who are directors, officers or employees of CGM, or any affiliate of CGM, (other than registered investment companies). Each other trustee is compensated by the Fund at the rate of $10,000 per year plus travel expenses for each meeting attended. In addition, the chairman of the Independent Trustees Committee receives an annual retainer of $1,500.

                               CGM MUTUAL FUND
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REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees and Shareholders of CGM Mutual Fund:

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of CGM Mutual Fund at December 31, 1995, the results of its operations, the changes in its net assets and the financial highlights for the periods indicated in conformity with generally accepted accounting principles. These financial statements and the financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 1995 by correspondence with the custodian and brokers and the application of alternative auditing procedures where confirmations from brokers were not received, provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP
------------------------
PRICE WATERHOUSE LLP
Boston, Massachusetts
February 6, 1996

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SHAREHOLDER MEETING -- DECEMBER 29, 1995
(unaudited)

On December 29, 1995 the Fund had a Special Meeting of its Shareholders. At that meeting, Shareholders approved an Advisory Agreement between the Fund and Capital Growth Management Limited Partnership, with no change from the terms of the existing agreement and no change in the operation and management of the Fund, (by a share vote of 20,401,894.104 in favor, 284,638.075 against and 840,815.905 abstentions) and ratified the selection of Price Waterhouse LLP as the Fund's independent accountants for the year ending December 31, 1995 (by a share vote of 20,737,434.922 in favor, 207,742.727 against and 582,170.435 abstentions).

INVESTMENT ADVISER

CAPITAL GROWTH MANAGEMENT
LIMITED PARTNERSHIP
Boston, Massachusetts 02110




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TELEPHONE NUMBERS

For information about:
o  Account Procedures and Status

o  Redemptions

o  Exchanges
   Call 800-343-5678

o  New Account Procedures

o  Prospectuses

o  Performance
   Call 800-345-4048


------------------------------------------------------------------------------
MAILING ADDRESSES

FOR EXISTING ACCOUNTS
Boston Financial Data Services
P.O. Box 8511
Boston, MA 02266-8511

FOR NEW ACCOUNT APPLICATIONS ONLY
The CGM Funds
P.O. Box 449
Boston, MA 02117-0449
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This report has been prepared for the shareholders of the Fund and is not authorized for distribution to current or prospective investors in the Fund unless it is accompanied or preceded by a prospectus.

MAR95                                                        Printed in U.S.A.


CGM
MUTUAL FUND

66th Annual Report
December 31, 1995


A No-Load Fund



[Fencer Logo]

               Investment Adviser
               CAPITAL GROWTH MANAGEMENT
               Limited Partnership